Exhibit 10.23

SEVENTH AMENDMENT TO
HADDRILL EMPLOYMENT AGREEMENT

This Seventh  Amendment to the Employment Agreement (the “Seventh Amendment”) is made and entered into as of August 10, 2009 (the “Effective Date”), by and between Bally Technologies, Inc., a Nevada corporation (the “Company”), and Richard Haddrill (“Haddrill”).

WHEREAS, the Company and Haddrill are parties to that certain Employment Agreement dated as of June 30, 2004, as amended on December 22, 2004, June 13, 2005, June 20, 2006, February 13, 2008, October 22, 2008, and December 30, 2008, (as amended, the “Employment Agreement”) pursuant to which Haddrill is employed as the Company’s Chief Executive Officer; and

WHEREAS, the Company and Haddrill desire to amend the Employment Agreement in accordance with and subject to the terms and conditions of this Seventh Amendment.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             During the term of the Employment Agreement: (i) Haddrill will continue to receive the compensation and benefits currently provided to him on the terms and conditions set forth in the Employment Agreement and (ii) Haddrill’s base salary will remain at $998,000 per year through December 31, 2012.

2.             The Company and Haddrill agree that the following Section 4(g) is hereby added to the Employment Agreement:

“(g)         Strategic Initiatives Bonus. Haddrill shall be entitled to a lump sum cash payment of $2,500,000 (the “Strategic Initiatives Bonus”) upon the first to occur of: (i) the achievement of certain strategic initiatives established by the Board of Directors on or before December 31, 2010, as determined by Board of Directors, in its sole discretion, or (ii) a Change of Control occurring on or before December 31, 2010. If the Strategic Initiatives Bonus becomes payable pursuant to the preceding sentence, the Strategic Initiatives Bonus shall be paid to Haddrill within fifteen (15) days following the Board of Director’s determination that the Strategic Initiatives Bonus has been earned; provided, however, that the payment of the Strategic Initiatives Bonus shall be delayed until the first business day of the first taxable year in which Haddrill is not subject to Section 162(m) of the Code. If payment of the Strategic Initiatives Bonus is delayed pursuant to the preceding sentence, interest shall accrue on the Strategic Initiatives Bonus at a rate equal to the prime rate in effect on the date that the Strategic Initiatives Bonus is earned (as determined by the Board of Directors), as reported by Reuters, for the period beginning on the date that the Strategic Initiatives Bonus is earned (as determined by the Board of Directors) and ending on the date that the Strategic Initiatives Bonus is paid.”

3.             The Company and Haddrill agree that the following Section 4(h) is hereby added to the Employment Agreement:

“(h)         Performance Bonus. Subject to stockholder approval of the Bally Technologies, Inc. Executive Incentive Plan (the “EIP”) at the 2009 Annual Meeting of Stockholders, Haddrill shall be entitled to a cash bonus under the EIP, if earned, ranging in value from $1,000,000 to

$3,500,000 (the “Performance Bonus”), based upon the Company’s achievement of cumulative diluted EPS targets established by the Board of Directors with respect to the Company’s combined fiscal year 2010-2011 period, and, if earned, payable at the same time bonuses are paid to executives generally for the 2011 fiscal year, but in no event later than December 31, 2011.”

4.             The Company and Haddrill agree that Section 8(d)(i)[a] of the Employment Agreement shall is hereby amended and restated in its entirety to read as follows:

“[a] the Company shall pay to Haddrill $998,000 and, if such Change of Control occurs on or before December 31, 2010, an additional payment equal to $1,996,000, and”

5.             The Company and Haddrill agree that the following Section 8(e) is hereby added to the Employment Agreement:

“(e)         Notwithstanding anything to the contrary in this Agreement, upon Haddrill’s termination for any reason other than as described in Section 7(a), he shall continue to receive the benefits provided in Section 4(b) (other than paid vacation and holidays), through December 31, 2012.”

6.             The Company and Haddrill agree that Section 12(a) of the Employment Agreement shall is hereby amended and restated in its entirety to read as follows:

“During his employment under this Agreement and until the date that is four (4) years following the later of December 31, 2012 or the termination of his employment under this Agreement for whatever reason, Haddrill shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest of 5% or more in or otherwise enter into any form of business relationship with any business entity that is engaged in the design, importation, manufacture and/or sale of electronic gaming devices, systems or systems products or any business entity which is engaged in any other business in which the Company or any subsidiary of the Company is engaged at the time of termination of Haddrill’s service with the Company or, to the knowledge of Haddrill, is planning to be engaged (“Competitors”). Such Competitors currently include, but are not limited to, International Game Technology, Inc., WMS Industries, Inc., Shuffle Master, Inc., Aristocrat Leisure, Ltd., Gtech Holdings Corp., Multimedia Games, Inc. or Konami Gaming, Inc., or any of their present and future affiliates, subsidiaries, divisions, parent companies and successors.”

7.             The Company and Haddrill agree that Section 12(b) of the Employment Agreement shall is hereby amended and restated in its entirety to read as follows:

“During his employment under this Agreement and until the date that is one (1) year following the later of December 31, 2012 or the termination of his employment under this Agreement for whatever reason, Haddrill shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest of 5% or more in or otherwise enter into any form of business relationship with any person, film, company, corporation, partnership, association or other organization within the United States that is not listed in or otherwise covered by paragraph 12(a) but that is otherwise engaged in the gaming business.”

8.             The Company and Haddrill agree that the reference to “for a period of one (1) or (2) years” contained in Section 14 of the Employment Agreement is hereby changed to “during the period of time covered by the covenant not to compete contained in Section 12(a).”

9.             On August 10, 2009, the Company granted Haddrill a number of restricted stock units under the Plan (the “Additional Restricted Stock Units”) having a value equal to $1.5 million dollars, as calculated in accordance with Schedule A-6 hereto. The Additional Restricted Stock Units shall vest and be subject to the terms and conditions set forth in the Plan and on Schedule A-6 hereto.

10.           Except as expressly modified by this Seventh Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

[signatures on next page]

IN WITNESS WHEREOF, the Company and Haddrill have duly executed this Seventh Amendment as of the date first above written.

BALLY TECHNOLOGIES, INC.

By:	/s/ Kevin Verner
Name:	Kevin Verner
Title:	Chairman, Compensation Committee

/s/ Richard Haddrill
Richard Haddrill

[Signature Page to Seventh Amendment to Haddrill Employment Agreement]

Schedule A-6

ADDITIONAL RESTRICTED STOCK UNITS

1.             The number of shares of common stock subject to the Additional Restricted Stock Units was determined by dividing $1.5 million dollars by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of the grant.

2.             The Additional Restricted Stock Units shall vest in full on January 1, 2011, so long as Haddrill remains in continuous service with the Company through such date.

3.             If Haddrill’s employment with the Company is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, in addition to the other compensation and benefits provided under the Employment Agreement, the vesting of the Additional Restricted Stock Units will accelerate in full as of the termination date.

4.             In addition to the above, notwithstanding any provision of the Employment Agreement, or the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement), the Additional Restricted Stock Units shall become immediately and fully vested and exercisable effective as of immediately prior to such Change of Control.

5.             Each vested Additional Restricted Stock Unit represents Haddrill’s right to receive one share of the Company’s common stock on the applicable vesting date (subject to the terms and conditions of the Plan, including the satisfaction of any tax withholding obligations).

6.             Except as described in this Schedule A-6, upon a termination of Haddrill’s service with the Company (or any successor) for any reason, the unvested portion of the Additional Restricted Stock Units granted hereunder at the time of such termination of service (after giving effect to the accelerated vesting, if any, described in this Schedule A-6, if any) shall be forfeited effective as of the date of termination.